Exhibit 12.1

June 9, 2021

Board of Directors

Oak View Bankshares, Inc.

128 Broadview Avenue

Warrenton, Virginia 20186

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Oak View Bankshares, Inc., a Virginia corporation (the “Holding Company”), and are delivering this opinion letter in connection with the Offering Statement on Form 1-A (the “Offering Statement”) filed by the Holding Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the issuance of up to 2,956,157 shares of the Holding Company’s common stock, par value $1.00 per share (the “Securities”), pursuant to the Reorganization Agreement and Plan of Share Exchange, dated as of May 27, 2021 (the “Agreement”), between Oak View National Bank (the “Bank”) and the Holding Company, whereby the shares of common stock, par value $1.00 per share, of the Bank will be exchanged for the Securities pursuant to the terms and conditions set forth in the Agreement. This opinion letter is provided pursuant to the requirements of Item 17 of Form 1-A.

In our capacity as your counsel and as a basis for the opinion hereafter expressed, we have examined (i) the Offering Statement, (ii) the Agreement, (iii) the Holding Company’s articles of incorporation and bylaws, (iv) certificates of public officials and of representatives of the Holding Company, and (v) such corporate proceedings, records and documents as we have considered necessary for the purposes of this opinion letter. In conducting our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Holding Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on or against such parties. We have further assumed (i) that the signatures on all documents examined by us are genuine, (ii) that all documents submitted to us as originals are authentic, (iii) that all documents submitted to us as copies conform to the originals thereof, (iv) the legal capacity of natural persons, (v) that the Securities will be issued upon the terms and conditions set forth in the Agreement and (vi) that the Offering Statement will have become qualified under the Securities Act.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Securities have been duly authorized and, when issued and delivered in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of qualification of the Offering Statement that might affect the opinion expressed herein.

Oak View Bankshares, Inc.

June 9, 2021

We hereby consent to the filing of this opinion letter as Exhibit 12.1 to the Offering Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related proxy statement/offering circular. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

/s/ WILLIAMS MULLEN